Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                         File No.: 333-129918-04

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-129918. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Credit Suisse                                           Mon Jun 19 19:13:12 2006
                             CSMCRED-2006C3-V2.1 AM
     Yield Table(Speeds Start after YMP, DSCR < 99,999.00, Extend 12 mnths)


Current Balance            : $193,494,000                           :
Pass-Thru Rate             : 5.8277                                 :
Accrued Days / Delay Days  : 29 / 14                Settlement      : 06/30/2006
                                                    Factor Date     : 06/25/2006


         Prepayments ( Severity: 35.0%)
------------------------------------------------
                                 0.0% CPR
  Price                    ---------------------
                             Yield        ModDur
------------------------------------------------
 97.50000      97-16          6.279         7.76
 97.62500      97-20          6.263
 97.75000      97-24          6.246
 97.87500      97-28          6.230
 98.00000      98-00          6.213
 98.12500      98-04          6.197
 98.25000      98-08          6.181
 98.37500      98-12          6.165

 98.50000      98-16          6.148         7.78
 98.62500      98-20          6.132
 98.75000      98-24          6.116
 98.87500      98-28          6.100
 99.00000      99-00          6.084
 99.12500      99-04          6.067
 99.25000      99-08          6.051
 99.37500      99-12          6.035

 99.43780      99-14          6.027         7.80
 99.50000      99-16          6.019
 99.62500      99-20          6.003
 99.75000      99-24          5.987
 99.87500      99-28          5.971
100.00000     100-00          5.955
100.12500     100-04          5.939
100.25000     100-08          5.923

100.37500     100-12          5.908         7.82
100.50000     100-16          5.892
100.62500     100-20          5.876
100.75000     100-24          5.860
100.87500     100-28          5.844
101.00000     101-00          5.829
101.12500     101-04          5.813
101.25000     101-08          5.797
------------------------------------------------
        Avg Life                  10.89
------------------------------------------------
        First Pay               05/15/2017
        Last Pay                06/15/2017
      Prin. Window                  2
------------------------------------------------


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